Exhibit 10.1

Form of Restricted Stock Award Agreement

REPUBLIC BANCORP, INC.

2015 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This is a Restricted Stock Award Agreement (this “Award”) dated as of _________, 20__ (the “Grant Date”) by and between Republic Bancorp, Inc., a Kentucky corporation (the “Company”), and ____________ (the “Participant”).

Recitals

A.	With shareholder approval, the Board of Directors of the Company adopted the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”).

B.

The Committee (as defined in the Plan) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Participant shares of the Company’s Class A common stock (“Stock”) pursuant and subject to the terms, definitions, and conditions of the Plan and the restrictions set out in this Award.

Award Agreement

NOW, THEREFORE, the Company and the Participant do hereby agree as follows:

SECTION 1 –GRANT OF AWARD

Pursuant to the Plan and subject to the terms and conditions of this Award, the Company hereby grants to the Participant [___________] shares of Stock (the “Restricted Shares”).  Capitalized terms used herein and not otherwise defined shall have the meanings given in the Plan.

SECTION 2 – RESTRICTED PERIOD

(a)The Restricted Shares shall be subject to forfeiture during the period (the “Restricted Period”) beginning with the Grant Date and ending on the earliest to occur of the following, which shall be referred to herein as the “Vesting Date”:
◾	100% of the Restricted Shares shall cease to be forfeitable on December 31, 20___, provided the Participant is still employed by the Company or the Bank on that date;
◾	100% of the Restricted Shares shall cease to be forfeitable on the 60th day following Participant’s Termination of Employment either by the Participant for Good Reason or by the Company or Bank for a reason other than Cause, within 24 months following the happening of a Change of Control, but only if the Participant signs a Release after such termination and before that 60th day;
◾	A percentage (rounded down to the nearest whole share) of the Restricted Shares shall cease to be forfeitable equal to (i) the number of whole or partial months elapsed from January 1, 20___ through the date of the Participant’s death or Disability, divided by (ii) 36 months, if Participant remains employed through the happening of such event.

The Restricted Shares (or the remaining portion of the Restricted Shares, as the case may be) shall be forfeited upon the Participant’s Termination of Employment for any reason or circumstance not set forth above and before a Vesting Date.  Upon forfeiture, the Participant shall have no rights under the Plan or this Award.

(b)The capitalized terms “Cause,” and “Good Reason” for purposes of this Award shall have the meanings given in any Employment Agreement between Participant and the Company, or, if none, or if not there defined, in the Participant’s Change in Control Severance Agreement dated January 27, 2021 as same may be amended form time to time.  “Change of Control” and “Disability” shall have the meanings given in the Plan.  The “Release” referred to herein shall mean a general release of claims effective as of the date of Participant’s Termination of Employment, in form and substance acceptable to the Company is its sole discretion. The general release will contain a waiver and release of all claims or other causes of action against the Company, its Subsidiaries and it and their directors, officers, employees and agents. The form of release shall be tendered by the Company to Participant within ten (10) days after Termination of Employment and must be signed, and all revocation periods thereunder have expired, within sixty (60) days following such date.

SECTION 3 –DIVIDENDS DEFERRED IN PAYMENT; ISSUANCE AND TRANSFER RESTRICTIONS

(a)No Transfers Before Vesting.  Until a Vesting Date, the Participant may not sell, transfer, pledge, assign or otherwise dispose of the Restricted Shares other than by will or the laws of descent and distribution.  Any attempt by the Participant to sell, transfer, pledge, assign or otherwise dispose of the Restricted Shares prior to the Vesting Date shall be null, void and without effect.

(b)Dividends.  Any dividends that may be declared on the Restricted Shares shall be paid to the Bank and accumulated in a bookkeeping account (without interest) for the benefit of Participant until the Vesting Date of the shares to which each dividend relates, and will be paid to the Participant within thirty (30) days following the Vesting Date, net of tax withholdings as required by law.  Dividends on unvested Restricted Shares which are forfeited hereunder shall also be forfeited. Notwithstanding anything herein to the contrary, the date of delivery of deferred dividends shall be delayed if payment would otherwise be required hereunder after termination of employment (other than on account of death) and before six (6) months have elapsed from that termination date, if the Participant is a Specified Employee (as defined in the Plan) and the circumstances of payment require delay under Section 409A of the Code. “Specified Employee” shall have the meaning given in Treas. Reg. § 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period.

(c)Voting.  The Participant shall have all the rights of a shareholder to vote the Restricted Shares.

(d)Right of First Refusal and Holding Period.  The Participant is bound by Section 11.13 of the Plan, which provides that any transfer of Restricted Shares, even after a Vesting Date, must be preceded by a written notice to the Company that allows the Company to take up to ten (10) days to decide whether to buy the Restricted Shares instead of the Stock being transferred as proposed. Further, by acceptance of this Award. Participant agrees to hold the Restricted Shares for a minimum of two (2) years following the Vesting Date (other than such shares used to cover tax withholding hereunder), unless Participant’s Termination of Employment occurs prior to the end of such period.

(e)Shares held in Escrow.  Until the Vesting Date, the Bank shall hold in escrow all evidence of the Restricted Shares, whether reflected in electronic or book-entry registration shares registered in the name of the Participant, and as soon as practicable after the Vesting Date the Bank shall release from such escrow all evidence of such ownership, but including the Plan’s restrictions on transfer in Section 11.13 thereof.

SECTION 4 – TAXES

(a)The Participant agrees, as a condition to this Award, not to make an election under Internal Revenue Code Section 83(b) to be taxed at the Grant Date on the Fair Market Value of the Restricted Shares at that time. Rather, Participant acknowledges that taxes will be due on the Fair Market Value of the Restricted Shares at each Vesting Date.  The Participant must make arrangements satisfactory to the Committee to pay to the Company any federal, state or local taxes required to be withheld with respect to the Restricted Shares prior to the Vesting Date.  The Participant’s acceptance of this Award constitutes the Participant’s instruction and authorization to the Company to retain for its own account (i) first from the deferred dividends owed on the vesting shares, and then, to the extent such dividends are not sufficient, (ii) from the shares to be released from escrow at a Vesting Date, that number of shares of Stock having a Fair Market Value at the Vesting Date, in each case in a total amount equal to the minimum amount required to be withheld for Federal state and local income taxes as well as FICA and Medicare taxes, unless the Participant timely elects to satisfy the tax withholding in accordance with Section 4(b) below.

(b)At any time up to and including the day prior to the Vesting Date, the Participant may notify the Company of the Participant’s election to pay the tax withholding by one of the means set forth in the withholding election attached hereto on Annex 1, which shall include: (i) pay in cash, or (ii) pay by tendering already-owned shares, or (iii) have taxes withheld from other wages, or (iv) some combination of these payment choices.

SECTION 5 – RESTRICTIVE COVENANTS

(a)Participant specifically acknowledges and agrees that Participant is and will remain subject to certain restrictive covenants, clawback rights, reduction in total payments after a Change of Control and dispute resolution (arbitration) terms set forth in either an Employment Agreement or a Change in Control Severance Agreement between Participant and the Company and Bank dated January 27, 2021 and that this Award is also subject to such terms.

(b)The Company and the Participant each acknowledge and agree that any breach of those covenants would cause irreparable harm to the Company or its subsidiaries.  In the event of a breach or threatened breach by the Participant of these covenants, the Company shall be entitled to, in addition to any other legal or equitable remedies available to it, declare the Restricted Shares forfeited.  Any electronic/book-entry shares and/or stock certificates representing such Restricted Shares shall be returned to the Company.  The Company and the Participant further agree that upon breach, the Company is entitled to recover, and the Participant will disgorge to the Company, any profits realized from the prior disposition of the Restricted Shares.

(c)The provisions of this Section shall survive the termination of this Award and will be construed as independent of any other provision of this Award, and the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Award or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements.  If any provision of this Award, including this Section, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.  The parties will execute all documents necessary to evidence such amendment.

SECTION 6 – ACKNOWLEDGEMENTS

The Participant acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Participant represents that he is familiar with the terms and provisions thereof and hereby accepts the Award herein subject to all the terms and provisions thereof.  The Participant acknowledges that nothing contained in the Plan or this Award shall (a) confer upon the Participant any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Participant’s employment or change the Participant’s compensation at any time.

SECTION 7 – AMENDMENT

The Committee may amend the terms and conditions of this Award as provided in the Plan; provided, however, no amendment may impair the rights of the Participant without the consent of the Participant.

SECTION 8 – TERM OF AWARD

This Award shall terminate (except with respect to Section 5) upon the earlier of (i) failure of the Participant to execute an electronic acceptance of the Agreement via the Company-provided website, or, if a Company-provided website is not available, return a counter-signed copy of this Award to the Company within thirty (30) calendar days after its presentation to Participant; (ii) release from restrictions on or   the forfeiture of all Restricted Shares; (iii) mutual agreement of the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Award as of the date set forth in the preamble hereto, but actually on the dates set forth below.

REPUBLIC BANCORP, INC.

By

Name:

Title:

Participant

IMPORTANT NOTE: if this award is not accepted electronically through the company -provided website, or, if a company-provided website is not available, signed and returned to the director of human resources of the company by participant within thirty (30) calendar days after receipt, it shall be deemed rejected by participant and the company’s offer shall be immediately withdrawn and become null and void.

ANNEX 1

Alternative Withholding Election for Restricted Shares that are Vesting

INSTRUCTIONS: You do not need to submit this form if you want any accumulated dividends on vesting Shares, plus, if deferred dividends are not sufficient, shares that would otherwise vest to be deemed tendered back to the Company in an amount equal (based on their fair market value on the Vesting Date) to the minimum tax withholding due, with the net number of vested shares remaining after that withholding issued in your name. If you prefer to satisfy your withholding obligation in a different way, please check the appropriate line below and return this form with any required other materials (cash or check, or a stock power or other stock certificates, if you elect Method No. 1 or No. 2 in whole or part). No matter what you elect below, taxes on dividends related to vested shares will be deducted from the dividends themselves before they are paid, such that this election will apply to just those taxes related to the Restricted Shares’ value.

Depending on the choice elected, cash or other documents need to accompany the election The amount remitted or withheld will be a reasonable estimate of the tax withholding obligations due by reason of the vesting of the Restricted Shares, and your notice must acknowledge and allow debit from your next paycheck any reconciliation of that estimate to the exact tax withholding due, as soon as such amount is precisely calculable by the Company. For example, if our stock is trading at $26 when you submit your election, and you have 100 shares vesting (total value of $2,600), and you remit 28% of that amount (or $728) to cover the estimated current tax withholding rate, and it turns out that the shares trade at $26.50 on the vesting date, we will debit the additional $140 in withholding from your next paycheck.

Method No. 1

____

I elect to pay withholding in cash. Attached is a check for __%1 of the value of the shares that are vesting as of the latest close of the market before I submitted this form. I understand that the Bank will determine the actual market value of the shares at the close of the market on the Vesting Date, and if any more or less tax withholding is due, will reconcile that amount by either issuing me a check for the difference, or taking the additional taxes due from my next paycheck, and I authorize that deduction.

Method No. 2

____

I elect to pay the taxes due by tendering other shares of stock that I already own. Attached is a stock certificate, signed on the back to tender, or a stock power to authorize the transfer agent to transfer the shares that I think will be sufficient to pay the withholding, based on the actual market value of the shares at the close of the market on the vesting date, and a ___%2 withholding rate. If any more or less tax withholding is due, I authorize the Bank to reconcile the value of the shares I have tendered and either issue me a check for the difference, or take the additional taxes due from my next paycheck.

1 Consult with the Bank’s payroll department regarding the required withholding rate in effect, at the time this election is made, and insert that percentage here

2 See prior footnote

Method No. 3

____

I authorize the Bank to withhold the taxes related to this vesting of Restricted Stock from my next regular paycheck. I understand that, if one paycheck will not be large enough to cover these taxes and all other regular deductions, the Bank will debit any difference by issuing to me fewer than the total number of vested shares (the number subtracted will depend on the amount of taxes still due and the fair market value of the shares on the vesting date).

Method No. 4

____	I elect a combination of the above methods, as follows (please describe):________________________________________________________________

________________________________________________________________________

SIGNATURE

OF PARTICIPANT:__________________________________________

Date:________________________